Exhibit 5.3

Fibria Overseas Finance Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

Grand Cayman

KY1-9005

Cayman Islands

January, 24 2020

Fibria Overseas Finance Ltd.

We have acted as counsel as to Cayman Islands law to Fibria Overseas Finance Ltd. (the “Company”) to provide this opinion letter in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 as amended (the “Act”) (including its exhibits, the “Registration Statement”) related to debt securities of the Company (the “Debt Securities”), each series of Debt Securities to be issued under an indenture to be entered into by the Company and the trustee, substantially in the form attached as an Exhibit to the Registration Statement, as each such indenture may be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series.

1                                         Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1                               The certificate of incorporation dated 9 October 2009 and the memorandum and articles of association of the Company as registered or adopted on 9 October 2009 (the “Memorandum and Articles”).

1.2                               The written resolutions of the board of directors of the Company dated January 24, 2020 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3                               A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4                               A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5                               The Registration Statement.

1.6                               The form of indenture in respect of the Debt Securities (the “Indenture”).

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1                               The Indenture and the Debt Securities issuable under the Indenture have been, or will be, authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.

2.2                               The Indenture and the Debt Securities issuable under the Indenture are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3                               The choice of the Relevant Law as the governing law of the Indenture and the Debt Securities issuable under the Indenture has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5                               All signatures, initials and seals are genuine.

2.6                               The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indenture and the Debt Securities issuable under the Indenture.

2.7                               There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Indenture.

2.8                               No monies paid to or for the account of any party under the Indenture and/or the Debt Securities issuable under the Indenture or any property received or disposed of by any party to the Indenture and/or the Debt Securities issuable under the Indenture in each case in connection with the Indenture and/or the Debt Securities issuable under the Indenture or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (2020 Revision) and the Terrorism Law (2018 Revision), respectively).

2.9                               The Debt Securities will be issued and authenticated in accordance with the provisions of a duly authorised, executed and delivered indenture document.

2.10                        The Indenture will be, or has been, duly executed and delivered by an authorised person of the parties thereto.

2.11                        The issue of the Debt Securities issuable under the Indenture will be of commercial benefit to the Company.

2.12                        No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for the Debt Securities.

2.13                        There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.14                        There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2                               The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Indenture to which it will be a party and the Debt Securities issuable under each such Document to which it is, or will be, a party.

3.3                               With respect to each issue of Debt Securities pursuant to the relevant Document, when: (a) the board of directors of the Company have taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (b) such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the relevant Document relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the relevant Document will have been duly executed, issued and delivered.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               The obligations assumed by the Company under the Indenture or the Debt Securities issuable thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)                                 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)                                 enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)                                  some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                  the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)                                   arrangements that constitute penalties will not be enforceable;

(g)                                  enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)                                 provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)                                     the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indenture in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)                                    we reserve our opinion as to the enforceability of the relevant provisions of the Indenture to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(k)                                 a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indenture whereby the Company covenants to restrict the exercise of powers specifically given to it under the Cayman Islands Companies Law (2020 Revision) (the “Companies Law”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company;

(l)                                     enforcement or performance of any provision in the Indenture which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Law; and

(m)                             enforcement or performance of any provision in the Indenture which relates, directly or indirectly, to an interest in a Cayman Islands company or limited liability company constituting shares, membership interests, voting rights or director or manager appointment rights in respect of such company or limited liability company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Law or the Limited Liability Companies Law (2020 Revision) (the “LLC Law”).

4.2                               To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3                               We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indenture or the Debt Securities issuable thereunder.

4.4                               We have not reviewed the final forms of the Indenture or the Debt Securities to be issued thereunder and our opinions are qualified accordingly.

4.5                               We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indenture and/or the Debt Securities and enforce the remainder of the Indenture and/or the Debt Securities or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indenture in this regard.

4.6                               Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

We express no view as to the commercial terms of the Indenture or the relevant Debt Securities issuable thereunder or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of Securities” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no opinion with respect to any direct or indirect acquisition, disposal or exercise of rights by the Company of or in respect of any interest in any property governed by the laws of or situated in the Cayman Islands.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Indenture or the Debt Securities issuable thereunder and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Fibria Overseas Finance Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

Grand Cayman

KY1-9005

Cayman Islands

January 24, 2020

To:                             Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

Fibria Overseas Finance Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1                                         The Memorandum and Articles remain in full force and effect and are unamended.

2                                         The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3                                         The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4                                         The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

5                                         The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows:

Walter Schalka

Carlos Anibal

Marcelo Bacci

6                                         Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

7                                         Each director of the Company considers the entry by the Company into the Registration Statement (including the transactions contemplated thereunder) to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

8                                         When the debt securities of the Company (the “Debt Securities”) have been duly authorised by the Company and when the Debt Securities are signed in facsimile or manually by a director or officer of the Company on behalf of the Company and, if appropriate, authenticated in the manner set forth in a duly authorised, executed and delivered Indenture and delivered against due payment therefor, the Debt Securities will be valid, binding and enforceable obligations of the Company.

9                                         To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

10                                  The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

11                                  No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Debt Securities.

12                                  The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

13                                  There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Indenture.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Marcelo Feriozzi Bacci

Name:	Marcelo Feriozzi Bacci

Title:	Director